                            UNITED STATES OF AMERICA
                           DEPARTMENT OF THE TREASURY
                    OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of:                      )
                                       )
First Consumers National Bank,         )     AA-EC-02-04
Beaverton, Oregon                      )
_______________________________________)

                                 CONSENT ORDER

     The Comptroller of the Currency of the United States of America ("Comptroller"), through his National Bank Examiners, is examining First Consumers National Bank, Beaverton, Oregon (the "Bank"), and his preliminary findings have been communicated to the Bank.

     The Bank, by and through its duly elected and acting Board of Directors (the "Board"), has executed a "Stipulation and Consent to the Issuance of a Consent Order," dated May 14, 2002, that is accepted by the Comptroller. By this Stipulation and Consent, which is incorporated herein by this reference, the Bank has consented to the issuance of this Consent Order ("Order") by the Comptroller.

     Pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C.(S)1818, the Comptroller hereby orders that:

                                   ARTICLE I

                             AFFILIATE TRANSACTIONS
                             ----------------------

     (1) The Bank shall immediately, and until further notice by the OCC, cease and desist any and all transactions with any of its affiliates, as defined in 12 U.S.C. (S) 371c, except those activities and transactions (i) specifically permitted or required by other provisions of this Order, and (ii) that otherwise comply with the requirements of 12 U.S.C. (S) 371c and 12 U.S.C. (S) 371c-1.

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     (2) Subject to the remaining provisions of this Article, the Bank may continue the following:

     (a) transactions required to consummate the sale of the credit card receivables of Eddie Bauer, Inc., Newport News, Inc., Spiegel Catalog, Inc., and Crate & Barrel, Inc. (collectively the "Preferred card receivables");

     (b) transactions required to consummate the sale of the VISA and MasterCard credit card receivables (collectively the "Bankcard receivables");

     (c) transactions required to service the Preferred card and Bankcard receivables; and

     (d) transactions involving the provision of certain routine administrative and operational services provided in the ordinary course of business. Within three (3) days of the effective date of this Order, the Bank shall provide the OCC in writing with a complete list of all such services.

Provided however, nothing in this paragraph is intended, or shall be construed, to have the effect of authorizing any transaction that is otherwise prohibited by this Order.

     (3) The Bank shall immediately, and until further notice by the OCC, cease and desist from the payment of all fees, commissions, salaries, or funds of any kind and from incurring any obligation to any of its affiliate companies, other than withdrawal of deposits, unless the funds are paid out or the obligation is incurred pursuant to written agreements or contracts that are documented in the books and records of the Bank and supported by documentation in the books and records of the Bank which demonstrate that the contracts or agreements represent arm's length transactions on terms and conditions that are fair and reasonable to the Bank.

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     (4) The Bank shall immediately, and until further notice by the OCC, cease and desist from the performance of services of any kind for, or on behalf of, any of its affiliate companies unless the services are performed pursuant to written agreements or contracts that are documented in the books and records of the Bank and supported by documentation in the books and records of the Bank which demonstrate that the contracts or agreements represent arm's length transactions on terms and conditions that are fair and reasonable to the Bank.

     (5) The Bank shall immediately review all existing contracts and agreements with all of its affiliate companies, written or otherwise, to determine whether each contract or agreement represents an arm's length transaction whose terms and conditions are fair and reasonable to the Bank. The Bank shall document its conclusions from each review and shall complete the reviews of all transactions and the documentation thereof within forty-five (45) days of the effective date of this Order. The Bank shall terminate, within forty-five (45) days of the effective date of this Order, all contracts or agreements with affiliates not on an arm's length basis and shall similarly terminate all such contracts or agreements whose terms and conditions are not demonstrably fair and reasonable to the Bank.

     (6) The Bank shall complete a review of all existing contracts and agreements within one hundred and twenty (120) days of the effective date of this Order to determine whether the affiliate companies have performed in accordance with the terms and conditions of each contract or agreement and shall within thirty (30) days following completion of the review request appropriate reimbursement for:

     (a)  excess fees, if any, paid to an affiliate; and

     (b) payments that the Bank did not receive but was contractually entitled to receive, if any.

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     (7) Within seven (7) business days of the effective date of the Order, the
Bank shall provide written evidence to the OCC that: (i) a deposit facility in the amount of one hundred and twenty million dollars ($120,000,000) has been established at an unaffiliated depository institution for the benefit of the Bank or any appointed receiver, in a form acceptable to the OCC (the "Facility"), the proceeds of which shall be used solely to defease, payoff or retire all of the Bank's deposits (except those deposits described in paragraph
(1)(i) of Article III), and the interest due at maturity on such deposits, when such deposits mature and become due; and (ii) an Irrevocable Letter of Credit in the amount of seventy-eight million dollars ($78,000,000) (the "Letter of Credit") that has been issued to provide for the continued performance of Spiegel, Inc. and or its affiliates pursuant to the terms of any and all agreements for the purchase of receivables from the Bank, including but not limited to the Receivables Purchase Agreement dated October 17, 2001. In the event the Letter of Credit has not been provided within seven (7) business days of the effective date of this Order in a form and amount acceptable to the OCC, the Bank shall immediately terminate its obligations under the aforementioned receivables purchase agreement(s), and shall thereafter, cease funding any receivables originated pursuant to said agreement(s).

     (8) Until further notice, effective immediately, the Bank shall provide the OCC with a daily email that: (i) confirm that all credit card receivables required to be sold pursuant to the terms of the aforementioned agreement(s) in paragraph (7) above have been sold in accordance with the terms thereof, (ii) sets forth the dollar amount of credit card receivables sold each day pursuant to said agreement(s); (iii) sets forth the dollar amount of credit card receivables retained or held on the Bank's books; and (iv) sets forth the amount of credit card receivables sold or securitized by the Bank. Such email shall be provided no later than 5:00 P.M. PST or PDT (whichever is applicable) the following business day.

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                                   ARTICLE II

                                BOOKS AND RECORDS
                                -----------------

     (1) The Bank shall maintain its books, records and management information systems ("MIS") in a complete and accurate condition, and the Bank's files shall contain all records and information necessary to allow the Comptroller to determine the details or purposes of each of the Bank's transactions. At a minimum, the Bank shall immediately develop, document and implement policies, procedures, systems and controls to ensure that, on an on-going basis, the books and records of the Bank:

     (a) utilize a chart of accounts that contains account descriptions consistent with the activity in the account;

     (b) reflect all of the assets, liabilities, capital, income and expenses of the Bank in accordance with Generally Accepted Accounting Principles ("GAAP");

     (c) provide references from the general ledger to the journal entries and, in turn, reference to the supporting source documents;

     (d) reflect readily available documentation to adequately support all general ledger entries;

     (e) reflect approval of all general ledger entries by an appropriate supervisor before being recorded in the books and records;

     (f) include account analyses and/or reconciliations where appropriate or useful to evaluate or understand amounts recorded in the account; and

     (g) readily reflect that the Bank has complied with all affiliate transaction laws.

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     (2) The Bank shall provide all federal financial regulatory agency personnel (agency personnel) with prompt and unrestricted access to the Bank's books, records and staff, and provide full and complete details or purposes of the Bank's transactions to agency personnel upon inquiry.

     (3) Within forty-five (45) days of the effective date of this Order, the Bank shall engage, subject to the supervisory non-objection of the Director for Special Supervision/Fraud (the "Director"), an independent accounting firm to review all material 2001 income and expense accounts, all material asset and liability accounts as of December 31, 2001, and all affiliate party transactions since January 1, 1999. For purposes of this Order, "material" shall have the same meaning accorded in Securities and Exchange Commission Staff Accounting Bulletin No. 99 on Materiality, or as the OCC may, in its discretion, otherwise determine. Such review shall be completed within sixty (60) days of receipt of the supervisory non-objection from the OCC.

     (4) Within thirty (30) days from the receipt of the report completed pursuant to paragraph (3) above, the Bank shall file amended Consolidated Reports of Condition ("Call Reports") as necessary to correct material inaccuracies noted by the independent accounting firm.

     (5) Within one hundred and twenty (120) days, with the assistance of the independent accounting firm, the Board shall cause to be developed and implemented revised written accounting policies and procedures for all significant Bank activities including sales of assets, and other securitization activities.

     (6) Within sixty (60) days of the effective date of this Order, the Bank shall obtain and begin using on an ongoing basis, a residual asset valuation model ("model") that comports with industry practice and OCC Bulletin 2000-16 and shall, at a minimum, base its estimation process on the following factors or assumptions:

         (a) an actual cash payment rate - which the Bank shall calculate based on the

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              history of actual payments made;

         (b) a loss rate - which the Bank shall calculate on the basis of a three month rolling average loss rate (including roll rate analysis) from the relevant portfolio and trends in delinquency rates;

         (c) a discount rate - which the Bank shall calculate based on appropriate comparisons with at least three comparable portfolios and supported by such other market information as is available to determine the appropriate required yields for residual assets; and

         (d) gross yield - which the Bank shall calculate based upon historical cash yields and the use of a three-month rolling average.

     (7) The Bank shall document, and maintain such documentation of, its calculation of each of the factors or assumptions described above in paragraph
(6).

     (8) The Bank's valuation estimate and the applicable valuation assumptions shall comply with GAAP and OCC Bulletin 99-46 and be acceptable to the OCC.

     (9) Within ninety (90) days of the effective date of this Order, the Bank shall prepare policies, procedures and controls for the use of the model described in paragraph (6) of this Article. The policies, procedures, and controls shall require that the Bank fully document and maintain every quantitative and qualitative assumption used to determine residual asset valuation, and any deviations from the policy's calculation process shall be fully documented in the Bank's books and records. The policies, procedures, and controls shall also: (i) require the performance of a back-testing procedure to validate the accuracy of estimates relative to actual performance; (ii) require a written analysis of the results of each such back-testing; (iii) require the retention of all documentation pertaining to each such back-testing; and (iv) require formal approval by Bank

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senior management before making changes to the assumptions. The Bank shall not record in its books and records any estimate of the value of a residual where the estimate was not generated according to its written policies without the prior approval of the OCC.

     (10) On an on-going basis, the Bank shall ensure that it is accurately reporting its allowance for loan and lease losses ("ALLL") for all credit card receivables. Within sixty (60) days, the Bank shall submit to the OCC for review and prior supervisory non-objection, a description of its methodology for determining the ALLL. The methodology shall be consistent with the Interagency Guidance on Subprime Lending, OCC Bulletin 99-10 and the Interagency Expanded Guidance for Subprime Lending Programs, OCC Bulletin 01-6 (collectively "Interagency Guidance on Subprime Lending") and also with the Allowance for Loan and Lease Losses booklet, A-ALLL, of the Comptroller's Handbook.

                                  ARTICLE III

                                    DEPOSITS
                                    --------

     (1) The Bank shall immediately, and until further notice by the OCC, cease and desist from accepting, renewing or rolling over any deposits, except for:
(i) a parent company deposit necessary to maintain its status as an "insured depository institution" as that phrase is defined at 12 U.S.C. (S)1813(c)(2);
(ii) deposits received by the Bank pursuant to any secured credit card solicitation(s) the Bank is contractually or legally obligated to honor as of the effective date of this Order; and (iii) additional deposits received from existing customers of the Bank as of effective date of this Order for which the Bank is contractually obligated to increase the customer's line of credit upon receipt of such deposit.

     (2) Consistent with the requirements of paragraph (7) of Article I of this Order, within seven (7) business days of the effective date of this Order, the Bank shall cause funds to be

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deposited into an unaffiliated insured depository institution in an amount sufficient to defease, payoff, or retire all of the Bank's deposits (except those deposits described in paragraph (1)(i) of this Article) and the interest due at maturity on such deposits.

                                   ARTICLE IV

                           CREDIT CARD ADMINISTRATION
                           --------------------------

     (1) Within thirty (30) days of the effective date of this Order, the Board shall ensure that the Bank has appropriate management information systems in place so that Bank management can effectively monitor the performance of the Preferred and Bankcard receivables by product, marketing initiative, and vintage. The Bank shall generate reports to analyze asset quality in terms of portfolio dimensions, composition, and performance. Reports should include risk levels and trends relating to product profitability, volumes, delinquencies, charge-offs, recoveries, bankruptcies, fraud, over limits, credit line increases, reissue, renewal, re-age, debt management programs, aggregation, and other appropriate areas as described in the Credit Card Lending booklet, A-CCL of the Comptroller's Handbook.

     (2) Within fifteen (15) days of the effective date of this Order, the Bank shall develop, document and implement policies, procedures, systems and controls designed to identify, monitor and control on an on-going basis, the total credit risk associated with any single customer. Until such policies, procedures, systems and controls are in place and operational, the Bank shall not issue any additional card(s) to an existing Bankcard or Preferred card customer.

                                   ARTICLE V

                               GROWTH RESTRICTIONS
                               -------------------

     (1) Except for credit cards issued and credit line increases provided pursuant to any

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solicitations the Bank is contractually or legally obligated to honor, and that accrued prior to the effective date of this Order, the Bank shall immediately, and until further notice by the OCC, cease and desist from:

     (a) issuing any new secured credit cards unless: (i) such card is fully secured, and (ii) the deposit is held by another insured depository institution;

     (b) increasing the credit line of any existing secured credit card except with respect to increases required by the contractual terms of the secured credit card as of the effective date of this Order;

     (c) issuing any new unsecured or partially-secured Bankcards to any existing customer having a Fair, Isaac & Company score, or equivalent score that is empirically derived and statistically sound numeric score (hereinafter collectively referred to as "FICO score") of less than 680, and issuing any unsecured or partially-secured Bankcard to any new customer with a FICO score of less than 680, without the prior written supervisory non-objection of the Director;

     (d) issuing any new unsecured or partially-secured Preferred cards to any existing customer having a FICO score less than 640, and issuing any unsecured or partially-secured Preferred card to any new customer with a FICO score of less than 640, without the prior written supervisory non-objection of the Director;

     (e) providing any new credit line increases on any Bankcard to any customer having a FICO score less than 680;

     (f) providing any new credit line increases on any Preferred card to any customer having a FICO score less than 640; and

     (g) issuing any new credit card programs for, or on behalf of, any third parties. For purposes of this paragraph, the term "solicitations" includes any offer of credit, including but not limited to those made by direct mail, telemarketing, point of sale, and "Take One" applications.

     (2) Within ten (10) days of the effective date of this Order, the Bank shall submit to the OCC for its prior supervisory non-objection, a line reduction program for all Bankcard and Preferred card customers.

     (3) The Bank shall immediately, and until further notice from the OCC, not permit its average total assets at any calendar quarter end (commencing with the quarter ending June 30, 2002) to increase more than three percent (3%) over its average total assets at the end of the preceding calendar quarter.

     (4) The Bank shall not acquire any interest in any company or insured depository institution without the prior supervisory non-objection of the OCC.

     (5) Unless prohibited by applicable Federal statute or regulation, the Bank shall immediately close all Bankcard accounts with a FICO score of less than 680 and all Preferred card accounts with a FICO score of less than 640 (collectively "the Identified Accounts") that have been inactive for a period of twelve months or more and have a zero balance as of the effective date of this Order. For the Identified Accounts that have been inactive for at least six months but less than twelve months and have a zero balance as of the effective date of this Order, the Bank shall immediately reduce the customer's credit limit by fifty percent (50%). The Bank shall implement this policy on a going forward basis.

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                                   ARTICLE VI

                      CAPITAL MINIMUMS AND DISPOSITION PLAN
                      -------------------------------------

     (1) The Bank shall achieve by June 30, 2002, and thereafter maintain the following capital levels (as defined in 12 C.F.R. Part 3):

     (a) Tier 1 capital at least equal to twenty-eight percent (28%) of adjusted total assets as determined by line 32 of Schedule RC-R of the Call Report (or the corresponding line item should this line item change as a result of an amendment to the Call Report); and

     (b) Total risk based capital at least equal to twelve percent (12%) of total risk weighted assets after the subprime assets are risk-adjusted by three hundred percent (300%) consistent with the Interagency Guidance on Subprime Lending.

     (2) The Bank shall immediately, and until further notice by the OCC, make no capital distributions without the prior approval of the OCC.

     (3) Within dirty (30) days of the effective date of this Order, the Bank shall file with the OCC a Disposition Plan to either: (i) sell or merge the Bank, or (ii) liquidate the Bank in conformance with 12 U.S.C. (S)181. The Disposition Plan shall include specific dates for the completion of the sale, merger or liquidation of the Bank in a manner that will result in no loss or cost to the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("Deposit Insurance Fund") and in conformance with the Comptroller's Corporate Manual for Termination of National Bank Status. The Disposition Plan shall also provide for the maintenance of the Facility referenced in Article I, paragraph
(7) of this Order, which Facility shall be in an amount sufficient to ensure that the Bank's ultimate resolution, including involuntary liquidation, is completed in a manner that

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will result in no loss or cost to the Deposit Insurance Fund. The Disposition
Plan shall also provide for the disposition of all deposits received in connection with the Bank's secured credit cards, including those deposits referenced in paragraph (1)(ii) and (iii) of Article III. The Disposition Plan and terms and conditions of the Facility shall be subject to the prior supervisory non-objection of the Director.

     (4) The Bank agrees that it will not begin the liquidation process prior to securing the OCC's written determination of non-supervisory objection to the Disposition Plan. After the OCC has advised the Bank in writing that it does not take supervisory objection to the Disposition Plan, the Bank shall immediately implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan.

                                   ARTICLE VII

                                    LIQUIDITY
                                    ---------

     (1) The Bank shall at all times maintain sufficient Liquid Assets to meet the daily liquidity needs of the Bank. Effective immediately, the Bank shall prepare a daily liquidity report reflecting the amount of deposit and other liabilities coming due in the next thirty (30) days, together with any unfunded card commitments, and the level of Liquid Assets available for payment of these deposit and other liabilities and commitments. As an element of sufficient liquid assets, the Bank shall maintain liquidity of not less than 100% of the deposit and other liabilities coming due within the next thirty (30) days not otherwise covered by the Facility.

     (2) Within seven (7) days of the effective date of this Order, the Bank shall enter into an agreement with a depository institution and the OCC whereby the Bank will at all times maintain liquid assets in the amount of fifteen million ($15,000,000), of a type acceptable to the OCC, in a third party bank or a Federal Reserve Bank, to be used to: (i) fund charges and advances on all

Bankcard accounts; and (ii) cover sales of Preferred card receivables under the Receivables Purchase Agreement(s) described in Article I of this Order. The amount of liquid assets required by this paragraph may be used in calculating the Bank's capital and liquidity levels required by this Order.

     (3) Effective immediately, the Bank shall adopt and implement a process to monitor and report the amount of uninsured deposits maintained by the Bank. The report shall be made available to the asset/liability management committee of the Bank on a weekly basis, and provided to the OCC upon request.

     (4) Within thirty (30) days of the effective date of this Order, the Bank shall develop and implement a contingency funding plan to include at a minimum:

     (a) establishment of a strategic direction and tolerance for liquidity risk;

     (b) procedures and practices that translate the Board's goals, objectives, and risk tolerances into operating standards that are well understood by Bank personnel and consistent with the Board's intent, including:

          (i) oversight of the implementation and maintenance of management information and other systems that identify, measure, monitor, and control the Bank's liquidity risk;

          (ii) identification of key personnel, their responsibilities, and the lines of authority for day-to-day liquidity reviews;

          (iii) identification of key personnel, their responsibilities, and the lines of authority under various liquidity scenarios, including responsibilities for initiating communications inside and outside of the Bank and identifying the role of senior management and detailed information about the availability of personnel with responsibilities under various liquidity scenarios; and

          (iv) establishment of effective internal controls over the liquidity risk management process;

     (c) monitoring of the Bank's performance and overall liquidity risk profile;

     (d) projections of all significant balance sheet and off-balance sheet funds flows and their related effects, including deposit funding;

     (e)  projections of all liquidity needs of the Bank;

     (f) a system for obtaining and regularly testing appropriate levels of secondary funding sources;

     (g) identification, quantification, and ranking by preference of all sources of funding, including an evaluation of support from the Facility;

     (h) a system to alert management to a pre-determined level of potential liquidity risk;

     (i) a description of all potential securitization early amortization triggers;

     (j) an assessment of the legal responsibility to fund new charges on the credit card receivables associated with any potential early amortization of a securitization;

     (k) an assessment of the financial impact of any potential early amortization of a securitization to the Bank, including but not limited to, scenario analyses where total cash collections on the affected securitizations are directed to the master trust and new advances on the credit card receivables have to be funded; and

     (l) methods for preventing loss to the Deposit Insurance Fund in the event of voluntary or involuntary liquidation.

                                  ARTICLE VIII

                                 RISK MANAGEMENT
                                 ---------------

     (1) Within sixty (60) days of the effective date of this Order, the Board shall cause to be developed and implemented, and thereafter ensure Bank adherence to a written risk management program to include, at a minimum, the following:

     (a) identification of existing credit, interest rate, liquidity, transaction, compliance, strategic, reputation, and price risks, and a written analysis of those risks;

     (b) action plans and time frames to reduce risks where exposure is high, particularly with regard to credit risk, which impacts directly on liquidity, compliance, strategic, transaction and reputation risks.

     (c) policies, procedures or standards which limit the degree of risk the Board is willing to incur, consistent with the strategic plan and the Bank's financial condition. This includes analyzing and limiting the risks associated with any new lines of business which the Board undertakes. The procedures shall ensure that strategic direction and risk tolerances are effectively communicated and followed throughout the Bank and should describe the actions to be taken where noncompliance with risk policies is identified;

     (d) systems to measure and control risks within the Bank. Measurement systems should provide timely and accurate risk reports by customer, by department or division, and Bank-wide as appropriate; and

     (e) procedures to ensure that Bank employees have the necessary skills to supervise effectively the current and the new business risks within the Bank, and procedures to describe the actions to be taken to address deficiencies in staff levels and skills.

The risk management program shall be consistent with the Bank Supervision Process booklet, EP-SUP of the Comptroller's Handbook.

     (2) Within sixty (60) days of the effective date of this Order, the Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

     (3) Within ninety (90) days of the effective date of this Order, the Board shall identify and appoint an individual with demonstrated experience and skills in providing overall risk management to implement the Bank's risk management program. This individual shall report to the Board and shall be independent of other Bank operations. Prior to the appointment of an individual to this position, the Director shall have the power to veto the appointment of this person. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed individual.

     (4) The requirement to submit information and the prior veto provisions of this Article are based on the authority of 12 U.S.C. (S)1818(b).

                                   ARTICLE IX

                               DOCUMENT RETENTION
                               ------------------

     (1) Effective immediately, the Bank shall develop and implement policies and procedures governing the retention of documents in the ordinary course of business that shall, at a minimum:

     (a) identify the types of documents or books and records to be retained in the ordinary course of business;

     (b)  set forth a time table on which retained documents will be destroyed;

     (c) prohibit the destruction, alteration, or removal of documents or books and records from the Bank's premises outside of the standards set forth in the policy.

     (2) The policies and procedures developed for this Article shall be approved by the Board and submitted to the Director for prior determination of no supervisory objection.

     (3) If and when the Director issues a notice of non-objection, the Bank shall retain all documents, books and records unless the destruction, alteration or removal is completed pursuant to the policies, procedures and schedule implemented pursuant to this Article.

     (4) For the purposes of this Article, the words "documents," "books," and "records" shall have the broadest meaning reasonably imaginable and shall include, without limitation, paper and electronic records of all kinds, notes, calendars, phone logs, financial instruments and tapes.

                                    ARTICLE X

                           PROGRESS AND OTHER REPORTS
                           --------------------------

     (1) Within thirty (30) days of the effective date of this Order, and monthly thereafter, the Board shall submit a written progress report to the Director setting forth in detail:

     (a)  actions taken to comply with each Article of this Order; and

     (b)  the results of those actions.

     (2) The Bank shall continue with the weekly reporting required under the December 10, 2001 letter to the Bank from the OCC.

     (3) The Bank shall immediately provide the daily, email required pursuant to Article 1, paragraph (8) to the individual email addresses, which will be provided upon execution of this document and updated as necessary by the Director.

                                   ARTICLE XI

                               NOTICE AND CLOSING
                               ------------------

     (1) All correspondences related to this Order, and any information or documentation required hereunder to be submitted (other than by email) to the Director or the OCC, shall be sent by overnight mail, hand delivery, or facsimile to:

                 Ronald G. Schneck
                 Director for Special Supervision/Fraud
                 Office of the Comptroller of the Currency
                 250 E Street, SW
                 Mail Stop 6-4
                 Washington, DC 20219
                 202-874-4450
                 202-874-5214 (fax)

     and to:

                 Rita Kuehn
                 National Bank Examiner
                 Office of the Comptroller of the Currency
                 2795 E. Cottonwood Parkway, Suite 390
                 Salt Lake City, Utah 84121-7029
                 801-365-0203
                 801-365-0210 (fax)

     (2) Although the Bank is by this Order required to submit certain proposed actions and programs for the review or approval of the Director, the Board has the ultimate responsibility for the proper and sound supervision of the Bank.

     (3) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, including the commencement of any administrative action on matters arising from the ongoing examination of the Bank and not expressly addressed herein, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

     (4) Any time limitations imposed by this Order shall begin to run from the effective date of this Order. Such time limitations may be extended in writing by the Director for good cause upon written application by the Board.

     (5) In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall: (i) authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order; (ii) require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order; (iii) follow-up on any non-compliance with such actions in a timely and appropriate manner; and (iv) require corrective action be taken in a timely manner of any non-compliance with such actions.

     (6) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.


IT IS SO ORDERED, this 15th day of May 2002.


__________________________________________
Ronald G. Schneck
Director for Special Supervision/Fraud
Office of the Comptroller of the Currency

                            UNITED STATES OF AMERICA
                           DEPARTMENT OF THE TREASURY
                    OFFICE OF THE COMPTROLLER OF THE CURRENCY

_______________________________________
In the Matter of:                      )
                                       )     AA-EC-2002-04
First Consumers National Bank          )
Beaverton, Oregon                      )
_______________________________________)

           STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER

     WHEREAS, the Comptroller of the Currency of the United States of America ("Comptroller" or "OCC") intends to initiate a cease and desist proceeding against First Consumers National Bank, Beaverton, Oregon (the "Bank") pursuant to 12 U.S.C. (S)1818(b); and

     WHEREAS, the Bank, by and through its duly elected and acting Board of Directors ("Board"), desiring to cooperate with the OCC, has executed this Stipulation and Consent to the Issuance of a Consent Order ("Stipulation and Consent"), dated May 14, 2002, which is accepted by the Comptroller. By this Stipulation and Consent, the Bank has consented to the issuance of a Consent Order ("Order") by the Comptroller dated May 15, 2002, and incorporated herein by this reference as though fully set forth.

     In consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, by and through its Board, hereby stipulate and agree to the following:

                                   ARTICLE I

     (1) The Bank is a national bank, chartered, supervised and examined by the Comptroller pursuant to the National Bank Act, as amended, 12 U.S.C. (S)1 et seq.

     (2) The Comptroller is the "appropriate Federal banking agency" with regulatory and supervisory responsibility for the Bank pursuant to 12 U.S.C.
(S)1813(q) and (S)1818(b).

     (3) The Bank is an "insured depository institution" as defined in 12 U.S.C.
(S)1813(c)(2) and within the meaning of 12 U.S.C. (S)1818(b)(1).

     (4) The Bank acknowledges that it is currently solvent.

                                   ARTICLE II

     (1) The Bank, without admitting or denying any wrongdoing, hereby consents and agrees to the issuance of the Order by the Comptroller. The Bank further agrees that said Order shall be deemed an "order issued with the consent of the depository institution" as defined in 12 U.S.C. (S)1818(h)(2), and consents and agrees that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C.
(S)1818(i)(1).

                                   ARTICLE III

     (1) The Bank, by signing this Stipulation and Consent, admits to the jurisdiction of the Comptroller with respect to the matters set forth in the Order pursuant to 12 U.S.C. (S)1818(b).

     (2)  The Bank, by signing the Stipulation and Consent, hereby waives:

          (a) any and all procedural rights available in connection with the issuance of the Order including the right to the issuance of a notice of charges, an administrative hearing and all post hearing procedures available pursuant to 12 U.S.C.(S)1818;

          (b) all rights to seek any type of administrative or judicial review of the Order, or any provision hereof, including all such rights provided by 12 U.S.C. (S) 1818(h);

     (c) any and all rights to challenge or contest in any manner the basis, issuance, validity, terms, effectiveness or enforceability of the Order or any provision hereof;

     (d)  entry of findings of fact and conclusions of law; and

     (e) any and all claims for fees, costs or expenses against the Comptroller, or any of his agents or employees, related in any way to this enforcement matter and/or the Consent Order, whether arising under common law or under the terms of any statute, including but not limited to, the Equal Access to Justice Act, 5 U.S.C. (S) 504 and 28 U.S.C. (S) 2412.

                                   ARTICLE IV

     (1) The provisions of this Order shall become effective upon execution of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated by the Comptroller through the exercise of his sole discretion.

                                    ARTICLE V

     (1) The Bank agrees that the provisions of this Stipulation and Consent, and the Order, shall not be construed as an adjudication on the merits, and shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action involving or affecting the Bank, if at any time, he deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America, including but not limited to, the appointment of a conservator or receiver, or the commencement of any other action that he deems to be appropriate as a result of findings arising from any examination of the Bank.

     (2) The Bank understands and agrees that nothing herein shall preclude any proceedings brought by the Comptroller to enforce the terms of this Stipulation and Consent or the terms and provisions of the Order, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representatives of the United States or agencies thereof, including the Department of Justice, to bring other actions deemed appropriate.

     (3) This Stipulation and Consent expressly does not form, and may not be construed to form, a contract binding on the OCC or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the OCC may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. (S) 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the OCC has any intention to enter into a contract. The Bank also expressly acknowledges that no OCC officer or employee has statutory or other authority to bind the United States, the U.S. Treasury Department, the OCC, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the OCC's exercise of its supervisory responsibilities. The terms of this Stipulation and Consent, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or arrangements, or negotiations between the parties, whether oral or written.

     IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set her hand on behalf of the Comptroller.


/s/ Ronald G. Schneck                           5/15/02
------------------------------------            -------------------------------
Ronald G. Schneck                               Date
Director for Special Supervision/Fraud

     IN TESTIMONY WHEREOF, the undersigned members of the Board of Directors of the Bank have hereunto set their hands on behalf of the Bank:

/s/ James Cannatero                                     5/14/02
---------------------------                             ------------------------
James Cannatero                                         Date


---------------------------                             ------------------------
Robert L. Gill                                          Date



---------------------------                             ------------------------
James E. Huston                                         Date


/s/ Michael A. McKillip                                 5/14/02
---------------------------                             ------------------------
Michael A. McKillip                                     Date

/s/ John Steele                                         5/14/02
---------------------------                             ------------------------
John Steele                                             Date

     IN TESTIMONY WEEREOF, the undersigned members of the Board of Directors of the Bank have hereunto set their hands on behalf of the Bank:


---------------------------                             ------------------------
James Cannatero                                         Date

/s/ Robert L. Gill                                      5/14/02
---------------------------                             ------------------------
Robert L. Gill                                          Date

/s/ James E. Huston                                     5/14/02
---------------------------                             ------------------------
James E. Huston                                         Date


---------------------------                             ------------------------
Michael A. McKillip                                     Date


---------------------------                             ------------------------
John Steele                                             Date

                                       6